Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by three asterisks (***). A complete version of this document has been filed separately with the Securities and Exchange Commission.

EXHIBIT 10.86

Memorandum of Understanding

This Memorandum of Understanding (this “MOU”) is made and entered into as of February 1, 2005 by and between Kyocera Mita Corporation, a Japanese corporation, having its principal place of business at 2-28, 1-chome, Tamatsukuri, Chuo-ku, Osaka 540-8585, Japan (“KMC”) and Peerless Systems Corporation, a Delaware corporation, having its principal place of business at 2381 Rosecrans Avenue, El Segundo, CA 90245 (“Peerless”).

WHEREAS, each of KMC and Peerless desire to enter into a three (3) year understanding wherein Peerless will assist KMC in developing certain high speed controllers and controller technologies;

WHEREAS, as compensation for Peerless assisting in such development, KMC intends to pay to Peerless at least eight million dollars ($8,000,000) per annum in accordance with the terms and conditions set forth herein.

For the purpose of forming this business alliance between KMC and Peerless, KMC and Peerless agree as follows:

1	Consignment of Development

1.1	KMC will retain Peerless and Peerless accepts such retention for the development of new products under the terms and conditions set forth in this MOU (“Development”). The immediate target products which are expected to be developed during the initial three (3) year term of this MOU (“Immediate Products”) are as follows:

(1)	***;

(2)	***; and

(3)	***.

1.2	Other target products to be developed by Peerless during the term of the Development (including initial term of three (3) years) shall be separately agreed upon in writing by the parties. Immediate Products and other target products to be agreed by the parties in accordance with this Section 1.2 are collectively referred to hereinafter as the “Target Products”.

1.3	KMC and Peerless agree to discuss in good faith to fix the specifications, statement of work, deliverables, schedule and other details of the Development, and to execute an individual agreement for each Target Product (“Individual Agreement”), a Sublicense Agreement covering additional terms and conditions associated with the distribution of any third party software sublicensed by Peerless (including but not limited to Adobe PostScript® and Novell NetWare®) (“Third Party Software”), and a Licensed Software Addendum (“LSA”) to the Master Technology License Agreement dated April 1, 1997 and Addenda thereto entered into by and between KMC and Peerless for licenses to be granted by Peerless to KMC covering the licensing of the Peerless deliverables that will be developed under the Development (collectively, the “Agreements”). No licenses are granted by Peerless to KMC in this MOU. This MOU does not constitute a license to distribute any Peerless products or any derivative works thereof alone or in a KMC product.

1.4	Except as referenced in the licensing and distribution restrictions provided in Section 7.4 of this MOU and/or other Agreements related to Section 7.4 which follow this MOU,

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by three asterisks (***). A complete version of this document has been filed separately with the Securities and Exchange Commission.

Peerless’ relationship contemplated under this MOU for the Development is non-exclusive and Peerless reserves the right to continue its sales, marketing, licensing, and/or engineering services operations for other parties.

2	Keeping Engineers by Peerless

2.1	During the term of the Development, Peerless shall have *** of its fully-experienced engineers available for engagement in the Development.

3	Delivery

3.1	During the course of the Development, Peerless shall submit a monthly progress report to KMC.

3.2	Peerless shall make and deliver deliverables as set forth in each Individual Agreement (“Deliverables”) in accordance with the schedule set forth in each Individual Agreement (“Schedule”).

3.3	If any Deliverables include software programs and co-developed ASIC code, such software programs and co-developed ASIC code shall be delivered to KMC in source code form with any related documentation. This requirement applies only to software programs developed and owned by Peerless and not to any third party software that may be delivered to KMC.

3.4	If the Development under this MOU or the Agreements ceases for any reason, Peerless shall, at KMC’s written request, deliver to KMC any Deliverables, whether complete or incomplete, as of the termination or expiration, provided that (i) KMC has paid to Peerless through the date of termination or expiration for any amounts owed under Section 4.1(1), (ii) KMC and Peerless have entered into one or more LSAs covering the licensing of the Deliverables and which provide for the payment of royalties with respect to such Deliverables, and (iii) KMC is not in breach or default of the MOU or any of the Agreements. Section 3.3 shall also apply to this Section 3.4.

4	Consideration

4.1	In accordance with the terms and conditions set out in the MOU, KMC shall pay Peerless in accordance with the following terms and conditions:

(1)	An aggregate of twenty-four million dollars (US $24,000,000) to be paid over the three year term of the Development as follows: eight million dollars (US$8,000,000) per annum as a development and retention fee (“Development Fee”) on a fiscal quarterly basis (the last business day of each April, July, October and January) (the “Payment Due Date”) during the initial three-year term of the Development with the initial quarterly payment of two million dollars to be paid no later than April 29, 2005. When the scope of the Development is defined and the number of hours required for the Development is expected to *** hours per fiscal quarter by ***, then Peerless shall notify KMC thereof beforehand and both parties discuss the solutions such as (i) reconsidering the Schedule, (ii) increase of the number of KMC’s engineers dispatched, and/or (iii) increase of the number of Peerless engineers assigned for the Development. When both parties decide to increase the number of hours, KMC shall pay Peerless, in addition to the Development Fee, at a rate of ***. In any event, Peerless shall not charge KMC for the increased Peerless engineers without prior approval of KMC.

(2)	During the initial three year period of the Development, *** will be paid as an incentive bonus on a fiscal quarter basis on condition that Peerless completes mutually agreed upon objectives in a timely manner as set forth in the Schedule.

(i)	If Peerless fails to meet the mutually agreed upon objectives in a timely manner

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by three asterisks (***). A complete version of this document has been filed separately with the Securities and Exchange Commission.

of the Schedule due to causes attributable to Peerless, this incentive bonus will not be paid.

(ii)	If Peerless fails to meet the mutually agreed upon objectives in a timely manner of the Schedule due to causes attributable to KMC, this incentive bonus shall be paid by KMC.

(iii)	If during any specific fiscal quarter all or any part of the incentive bonus is not paid to Peerless by KMC, such amount will be withheld from incentive bonus and will not be carried over. All incentive bonus payments shall be non-refundable upon payment.

(3)	Payments made by KMC to Peerless are non-transferable or non-creditable to other arrangements that may exist between the parties and are non-refundable upon payment.

5	Maintenance Service

5.1	As long as KMC is paying Peerless the Development Fee as defined in Section 4.1 (1) herein in accordance with the terms and conditions set forth in this MOU and/or Agreements, Peerless shall provide at no charge bug fix and error correction and response to technical inquiry for each Target Product using Deliverables prior to KMC’s acceptance date of the final Deliverable.

5.2	The Development Fee described in Section 4.1(1) includes the fee for maintenance service to be performed by Peerless during the course of one (1) year from the acceptance date of final Deliverable of each Target Product, provided, however, that the terms and conditions which will apply to such maintenance will be separately agreed upon in writing by the parties.

6	***

7	Ownership and Restriction of IPR

7.1	Nothing in this MOU transfers ownership of any pre-existing intellectual property from one party to the other. Any improvements, modifications, or revisions of any pre-existing intellectual property, or any other form in which such pre-existing intellectual property may be recast, transformed, or adapted, shall remain the sole property of the owner of the pre-existing intellectual property (“Derivative IP”).

7.2	Any intellectual property used during the Development of any Target Product or licensed to KMC that is owned by a third party shall remain the property of such third party.

7.3	Any intellectual property (including, but not limited to software program, property that is protected by patents or copyrights, know-how, and other proprietary information) developed or created during the course of the Development (“IP”) shall be owned in accordance with as follows:

(1)	IP jointly developed by KMC and Peerless will be jointly and equally owned by KMC and Peerless. Either party, subject to the conditions of 7.4, will have the right to exploit such jointly developed IP without accounting or incurring any other obligation to the other party.

(2)	IP independently developed by either party without reference to other party’s technical information will be solely owned by the party who develops or acquires such intellectual property rights.

(3)	Notwithstanding any of the foregoing, any Third Party Software shall remain the property of such third party.

(4)	Derivative IP of Peerless IP is Peerless property.

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by three asterisks (***). A complete version of this document has been filed separately with the Securities and Exchange Commission.

(5)	Derivative IP of KMC IP is KMC property.

(6)	Derivative IP of jointly developed IP shall be subject to Sections 7.3(1) and 7.4.

7.4	Even if Peerless has joint ownership of IP, for a period of ***, whichever comes first, Peerless agrees not to

(a)	grant any third party a license of the jointly developed IP which is incorporated into such Target Product; and

(b)	distribute any deliverables and/or products covering jointly developed IP which is incorporated into such Target Product in any form (e.g. SDK, components) to any third party.

8	Term

8.1	The term of MOU and the Development shall be for three years, from February 1, 2005 to January 31, 2008, and thereafter shall be automatically extended for additional consecutive periods of one year each, unless either party shall have otherwise notified the other party in writing at least three (3) months prior to the expiration of the Development or any extension thereof. For the avoidance of doubt, each party agrees that this MOU is effective from the date specified in the preamble and shall continue to apply to the Development so long as the MOU is in effect.

8.2	Notwithstanding Section 8.1, Peerless and KMC may terminate without any liability of terminating party, except as provided in Section 8.3, this MOU and all or any part of the Development in the event of the other party’s Default under this MOU or the Agreements. A “Default” shall be deemed to occur in accordance with as follows:

(1)	With respect to KMC

(a)	KMC’s failure to pay any amounts owed within thirty (30) calendar days of the date due: or

(b)	KMC materially breaches any of its obligations under this MOU and/or Agreements, which breach continues uncured for a period of thirty (30) calendar days after written notice.

(2)	With respect to Peerless

(a)	Peerless materially breaches any of its obligations under this MOU and/or Agreements, which breach continues uncured for a period of thirty (30) calendar days after written notice,

(b)	Peerless becomes insolvent, bankrupt, or makes a general assignment for the benefit of creditors, or goes into liquidation or receivership; or

(c)	Peerless ceases or takes action to cease to carry on its Turn-Key business or disposes of the whole of its assets or any substantial part of its assets that are necessary for Peerless to perform its obligations hereunder.

8.3	Any amounts unpaid as of the termination or expiration date shall be paid by KMC to Peerless within ten (10) business days after the termination or expiration date. Such amounts shall be prorated amounts from the prior Payment Due Date up to the date of termination or expiration. Notwithstanding any other provision in this MOU to the contrary, Sections 3.4, 4.1(3), 5.2, 7, 8.2, 8.3, 8.5, 10.3, 10.4, 10.6, 10.7, 10.9, 10.10, and 10.12 shall survive any termination or expiration hereof.

8.4	In the event that KMC’s competitor (***)(a “Competitor”) becomes a majority stockholder of Peerless, KMC’s sole remedy for such an event shall be the termination of this MOU or the continuation of the Development under this MOU.

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by three asterisks (***). A complete version of this document has been filed separately with the Securities and Exchange Commission.

8.5	In case that this MOU and the Development are terminated for any reason other than Peerless being in Default under Section 8.2(2) during the initial three (3) year term of the MOU, KMC shall be obligated to pay liquidated damages to Peerless in an amount of ***. This liquidated damages provision shall not be imposed upon KMC if the reason of termination by KMC is Peerless’ Default as set forth in Section 8.2(2) or if the termination has occurred after the initial three (3) year term of the MOU.

9	Dispatch of KMC’s Engineers

9.1	KMC may request and Peerless will agree to provide facilities for 5-10 engineers designated and/or dispatched by KMC at Peerless’ El Segundo, California offices for the purpose of cooperating with and supporting Peerless relating to the Development activities. When the scope of the Development is defined and it is decided by both parties that the number of KMC engineers dispatched is to be increased in accordance with Section 4.1, KMC may dispatch its additional engineers.

10	Others

10.1	***.

10.2	***.

10.3	Excluding all third party source code, Peerless will execute an escrow agreement with KMC promptly after the execution of this MOU and deliver to an escrow agent quarterly a sealed package containing Peerless’ source code software programs to be developed during the course of this MOU to allow KMC to have access to such source code in case of changing the control of management of Peerless by any reason described in Section 10.2 or in case of bankruptcy of Peerless for the purpose of exercising its rights as licensee under any applicable license then in force. All costs associated with the maintenance of this escrow shall be borne solely by KMC. In the event that KMC does not maintain the escrow, or in the event of the termination of this MOU, all materials in escrow shall be immediately returned to Peerless, provided, however, that in case of termination of MOU by KMC on the ground of any reason specified in Section 8.2(2), no materials then in escrow will be released and KMC may access to the source code and continue to use the source code under any applicable license then in force.

10.4	Neither party shall disclose the content or existence of this MOU to any third party, except to the directors, employees, advisers, consultants or shareholders of each party who are bound to keep such information confidential, without prior written consent of the other party, provided, however, that KMC shall not unreasonably withhold the consent relating to announcing by Peerless to the investment community the broad nature (turnkey development of high performance color controllers) of this arrangement, including, but not limited to statements that Peerless will provide development service to KMC for Immediate Products or Target Products and the potential revenues associated with this MOU. Notwithstanding the foregoing, each party may disclose the content or existence of this MOU pursuant to governmental or judicial order requirement (including requirement by “Securities and Exchange Commission”), provided, however, that such disclosing party shall provide prompt prior written notice thereof to other party to enable it to seek a protective order or otherwise prevent or contest such disclosure or, in the case of any filings with the Securities and Exchange Commission, file a Confidential Treatment Request.

10.5	KMC and Peerless shall in good faith exert their best efforts to execute the Agreements as soon as possible.

10.6	In the event any dispute, controversy, or difference, whether based on tort, contract, or

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by three asterisks (***). A complete version of this document has been filed separately with the Securities and Exchange Commission.

legal theory (including but not limited to a claim of fraud or misrepresentation) arises between the parties out of or in relation to or in connection with this MOU (a “Dispute”), the parties hereto agree as follows

(1)	In the first instance do their utmost to settle the Dispute.

(2)	If the Dispute is solely related to the payment of money owed to Peerless by KMC, Peerless shall have the option to seek to resolve such Dispute either by arbitration in accordance with Section 10.6(3) or in any federal or state court located in Los Angeles, California, USA. If the Dispute is solely related to the payment of money owed to KMC by Peerless, KMC shall have the option to seek to resolve such Dispute either by arbitration in accordance with Section 10.6(3) or in any federal or state court located in Los Angeles, California, USA. Each party hereby waives the right to a jury trial. In any proceeding under this Section 10.6(2), neither party shall be entitled to an award of punitive or exemplary damages.

(3)	If the parties fail to settle the Dispute amicably, then the Dispute shall be finally settled by arbitration under the Rules of the American Arbitration Association (“AAA”). The place of arbitration shall be Los Angeles, California, USA. The arbitration shall be held before a single arbitrator who is knowledgeable in the embedded software industry. The arbitration shall be conducted in English. The arbitrator shall not have the power to award punitive or exemplary damages. The prevailing party shall be entitled to an award of its attorneys fees associated with the arbitration and any other costs and expenses of the arbitration shall be borne as provided by the rules of the AAA. The arbitrator’s decision and any award rendered shall be final and binding upon the parties. Each party hereby waives the right to a jury trial.

(4)	The following disputes shall not be subject to arbitration and shall instead be brought in any federal or state court located in Los Angeles, California, USA: (a) any dispute involving infringement of, ownership or title to a party’s intellectual property; (b) any dispute involving enforcement of the confidentiality provisions set forth in this MOU or any applicable confidentiality agreement; or (c) any judicial proceeding in equity seeking temporary restraining orders, preliminary injunctions or other interlocutory relief. Disputes relating to Third Party Software shall be resolved in accordance with any applicable requirements specified by the owners or principal licensors of such Third Party Software. Each party hereby waives the right to a jury trial.

10.7	Except for the Master Technology License Agreement dated April 1, 1997 (“MTLA”), the License Software Addendum #4 (as amended) dated January 15, 2004 to the MTLA, the License Software Addendum #5 dated February 17, 2004 to the MTLA, and the Non-Disclosure Agreement dated September 13, 2004, this MOU and the Non-Disclosure Agreement entered into on February 21, 2005 and made effective as of November 10, 2004 constitute the binding and entire agreement relating to the subject matter of this MOU and supersedes all previous agreements relating to the subject matter of this MOU, either oral or written, between the parties, provided, however, that this MOU takes effect only after this MOU passes the resolution of both parties’ board meeting.

10.8	Nothing contained herein shall be deemed to create a joint venture or partnership or agency relationship between KMC and Peerless. Neither party shall have the right or authority to, and each party shall not, assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or bind the other party in any manner. Nothing set forth herein shall be deemed to confer upon any person or entity other than the parties hereto a right of action either under this MOU or any manner whatsoever.

10.9	Neither party may sell, transfer or assign this MOU without the prior written consent of the

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by three asterisks (***). A complete version of this document has been filed separately with the Securities and Exchange Commission.

other party. This MOU shall be binding upon and inure to the benefit of each party, its successors or assignees.

10.10	This MOU shall be governed by and construed in accordance with the laws of the United States of America and the State of California.

10.11	This MOU is the result of arm’s length negotiations between the parties and shall be construed to have been drafted by all parties such that any ambiguities in this MOU shall not be construed against either party.

10.12	KMC hereby agrees that, for a period of six (6) months after termination of the MOU, neither KMC nor any person acting on behalf of or in concert with KMC will, without the prior written consent of Peerless, directly or indirectly, solicit to employ, or actually employ, any of the executive officers or key employees of Peerless (i) with whom KMC or any person acting on behalf of or in concert with KMC have had contact during the Development or (ii) who were specifically identified to KMC by Peerless or any person acting on behalf of or in concert with KMC during the Development; provided, however, that KMC may engage in general solicitations for employees in the ordinary course of business and consistent with past practice, and (ii) KMC may directly or indirectly solicit to employ and actually employ any executive officers and/or employees who have been terminated or laid off or who have voluntary resigned from employment and the resignation occurred more than six (6) months before or who seek employment by responding to KMC’s general solicitations.

10.13	Prior to either party’s disclosure of any of its confidential information to the other in connection with the Development, the parties shall enter into a mutually agreeable confidentiality agreement.

In Witness Whereof, the parties hereto have caused this Memorandum of Understanding to be executed by their respective authorized representative as of the date first above written.

Kyocera Mita Corporation		Peerless Systems Corporation

By:	/s/ TETSUO OKADA	By:	/s/ HOWARD J. NELLOR

Name:	Tetsuo Okada	Name:	Howard J. Nellor

Title:	President	Title:	CEO and President